UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 3  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person
   Ballard, Marsha L.
   Two Piedmont Center, Suite 400
   3565 Piedmont Road, N.E.

   Atlanta, Georgia  30305-1502
2. Date of Event Requiring Statement (Month/Day/Year)
   10/19/98
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Medirisk, Inc. (MDMD)
5. Relationship of Reporting Person to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   President
6. If Amendment, Date of Original (Month/Day/Year)
   10/19/98
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Beneficially Owned
-----------------------------------------------------------------------------------------------------
1)Title of Security                                          2)Amount of         3)  4)Nature of
                                                             Securities          D   Indirect
                                                             Beneficially        or  Beneficial
                                                             Owned               I   Ownership
-----------------------------------------------------------------------------------------------------
Common Stock                                                 45,400              D   Direct

Table II   Derivative Securitites Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative Security  2)Date Exercisable  3)Title and Amount of                   4)Conver-  5)Ownership 6)Nature of
                                and Expiration Date Securities Underlying                   sion or    Form of     Indirect
                                (Month/Day/Year)    Derivative Security                     exercise   Derivative  Beneficial
                                                                                            price of   Security    Ownership
                                Date      Expira-                                Amount or  Deri-      Direct(D)
                                Exer-     tion                                   Number of  vative     or
                                cisable   Date      Title                        Shares     Security   Indirect(I)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option      09/10/99  09/10/08  Common Stock                 10,000     $2.31250   D           Direct
(right to buy)                  (1)

Explanation of Responses:

(1)
20% of the options will become exercisable on the date shown; an additional 20% becomes exercisable on each of the succeeding four anniversaries.
-
Shares of stock (other than options) are held in brokerage account jointly owned by reporting person and spouse.

SIGNATURE OF REPORTING PERSON
/S/ Ballard, Marsha L.
DATE 10/26/98